UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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ZIOPHARM Oncology, Inc.

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ZIOPHARM Oncology, Inc.

1180 Avenue of the Americas, 19th Floor
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of ZIOPHARM Oncology, Inc.:

Please take notice that the annual meeting of stockholders of ZIOPHARM Oncology, Inc. (the “Company”) will be held, pursuant to due call by the Board of Directors of the Company, at Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, 10017, on Wednesday, June 22, 2011, at 7:30 a.m. Eastern time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect eight directors;
2.	To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal 2011;
3.	To hold an advisory vote on executive compensation;
4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and
5.	To transact any other business as may properly come before the meeting or any adjournments thereof.

Pursuant to action of the Board of Directors, stockholders of record on April 25, 2011 will be entitled to vote at the annual meeting or any adjournments thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended December 31, 2010 also accompanies this Notice.

By Order of the Board of Directors
Richard Bagley, President, Chief Operating Officer and Chief Financial Officer

Approximate Date of Mailing of Proxy Materials:
May 2, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held June 22, 2011
The following materials, also included with this Notice, are available for view on the Internet:

  •  Proxy Statement for the annual meeting of stockholders

  •  Annual Report to Stockholders, including Form 10-K, for the year ended December 31, 2010

To view the Proxy Statement or Annual Report to Stockholders, visit:

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14373

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet — Telephone — Mail

Proxy Statement
of
ZIOPHARM Oncology, Inc.

1180 Avenue of the Americas, 19th Floor
New York, New York 10036

Annual Meeting of Stockholders
to be held
June 22, 2011

VOTING BY PROXY AND REVOCATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ZIOPHARM Oncology, Inc. (periodically referred to in this proxy statement as the “Company”) to be used at the annual meeting of our stockholders to be held at Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, 10017, on Wednesday, June 22, 2011, at 7:30 a.m. Eastern time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect eight directors;
2.	To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal 2011;
3.	To hold an advisory vote on executive compensation;
4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and
5.	To transact any other business as may properly come before the meeting or any adjournments thereof.

The approximate date on which this proxy statement and the accompanying proxy were first sent or given to stockholders was May 2, 2011.

VOTING PROCEDURES

Registered stockholders may vote in one of three ways: By completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Only holders of record of the Company’s common stock at the close of business on April 25, 2011, the “Record Date” for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the Record Date, there were 66,041,943 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the annual meeting. A quorum, consisting of a majority of the outstanding shares of the common stock entitled to vote at the annual meeting, must be present in person or represented by proxy before action may be taken at the annual meeting.

Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no direction is given by a stockholder, the shares will be voted as recommended by the Company’s Board of Directors. If any nominee for the Board of Directors should withdraw or otherwise become unavailable for reasons not presently known, the proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the annual meeting as well as shares entitled to vote on that matter, but will not be considered as votes in favor of such matter. With respect to proposals for actions that require approval by a majority of shares present in person or represented by proxy at the meeting, an abstention will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the annual meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Chief Financial Officer of the Company, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the annual meeting. Presence at the annual meeting of a stockholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the stockholder at the time of the meeting.

The election of each director under Proposal One requires the affirmative vote of the holders of a plurality of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting. Adoption of Proposal Two (Ratification of Appointment of Independent Registered Public Accounting Firm) and Proposal Three (Advisory Vote on Executive Compensation) each requires the affirmative vote of the holders of a majority of such shares. Under Proposal Four (Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation), the frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes — every three years, every two years or every one year — will be the frequency that stockholders approve. Because your votes on Proposals Three and Four are advisory, they will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation. The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this Proxy Statement, “FOR” the ratification of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal 2011, “FOR” the advisory vote on compensation of our named executive officers, and “FOR” a frequency of every year for future advisory stockholder votes on compensation of our named executive officers.

While the Board of Directors knows of no other matters to be presented at the annual meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

NOTICE TO BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS:

New York Stock Exchange Rule 452 prohibits NYSE member organizations from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Because NYSE Rule 452 applies to all brokers that are members of the NYSE, this prohibition applies to the annual meeting even though the Company is not listed on the New York Stock Exchange. Therefore, brokers will not be entitled to vote shares at the annual meeting with respect to the election of directors without instructions by the beneficial owner of the shares. THEREFORE, BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED THAT, IF THEY DO NOT TIMELY PROVIDE INSTRUCTIONS TO THEIR BROKER, THEIR SHARES WILL NOT BE VOTED IN CONNECTION WITH THE ELECTION OF DIRECTORS.

ELECTION OF DIRECTORS

(Proposal One)

Our Board of Directors currently consists of the eight directors identified below, each of whom has been nominated for re-election by our Board. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next annual meeting of stockholders, or until his or her successor is elected and shall have qualified. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by the Company’s Board of Directors.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds within the Company, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, as well as each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Jonathan Lewis, M.D., Ph.D. Age 52	Dr. Lewis is Chief Executive Officer and a director, serving in these capacities since the Company’s September 2005 acquisition of ZIOPHARM, Inc. Dr. Lewis previously served as Chief Executive Officer and a Director of ZIOPHARM, Inc. since January 2004. From July 1994 until June 2001, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center. He has been actively involved in leading translational and clinical research in cancer, and is widely recognized by patient advocacy groups. He has received numerous honors and awards in medicine and science, including the ASCO young investigator award, the Yale University Ohse award, and the Royal College of Surgeons Trubshaw Medal. He served as Chief Medical Officer and Chairman of the Medical Board at Antigenics, Inc. from June 2000 until November 2003. He serves as a Director on the Board of POPPA (the Police Organization Providing Peer Assistance) of the New York Police Department (NYPD), the Medical Advisory Board of the Sarcoma Foundation of America and on the Scientific Advisory Council of the Hope Funds for Cancer Research. Other public companies of which Dr. Lewis has formerly served as a director during the past five years include Delcath Systems, Inc.	2005
	Our Board believes that Dr. Lewis, along with Mr. Bagley, is an appropriate person to represent management on the Company’s Board of Directors given his position as the Company’s principal executive officer, his tenure with the Company, which dates back to the Company’s inception, and his professional credentials, his standing in the medical community and his clinical research experience.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Richard E. Bagley Age 67	Mr. Bagley is President, Chief Operating Officer, Chief Financial Officer, Treasurer and a director, serving in these capacities since the Company’s September 2005 acquisition of ZIOPHARM, Inc. Mr. Bagley previously served ZIOPHARM, Inc. as its President and Chief Operating Officer since July 2004, as a Director since December 2004 and as Chief Financial Officer and Treasurer since March 2005. Mr. Bagley initiated a career in pharmaceuticals in 1968 with Smith Kline and French Laboratories, leaving in 1985 after launching Tagamet in the U.S. as Vice President for Product Management and serving as President in the over-the-counter/consumer group. From 1985 – 1990, Mr. Bagley served in several capacities at Squibb Corporation including as President of E. R. Squibb & Sons, U.S. in 1988 and 1989. He subsequently worked in the biotechnology industry as Director, Chief Executive Officer and President of ImmuLogic Pharmaceutical Corporation from 1990 to 1994, as Director, Chief Executive Officer and Chairman of ProScript, Inc. from 1994 to 1998, as Director, President and Chief Executive Officer of AltaRex Corp. from 1998 to May 2003, and thereafter as a part time consultant and senior advisor.	2005
	Along with Dr. Lewis, our Board of Directors believes that Mr. Bagley, as President, Chief Operating Officer and Chief Financial Officer, is an appropriate person to represent management on the Company’s Board of Directors given his positions and role within the Company, his tenure with the Company, which dates back to the Company’s inception, and his extensive experience with pharmaceutical development in an executive capacity.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Murray Brennan, M.D. Age 71	Dr. Brennan, who currently serves as the Board of Directors’ non-executive Lead Director, has been a director of the Company since its September 2005 acquisition of ZIOPHARM, Inc. and previously served as a director of ZIOPHARM, Inc. since December 2004. Dr. Brennan is Emeritus Chairman of Memorial Sloan-Kettering’s Department of Surgery and previously served as Chairman since 1985. Dr. Brennan is the Benno C. Schmidt Chair in Clinical Oncology at the Memorial Sloan Kettering Cancer Center, continues to operate at this institution and currently serves as its Vice President for International Programs. He actively lectures at major institutions throughout the world and has authored or co-authored more than 1000 scientific papers. He previously served as Director of the American Board of Surgery, Chairman of the American College of Surgeons Commission on Cancer, President of the Society of Surgical Oncology, President of the American Surgical Association, President of the Society of Clinical Surgery and Vice President of the American College of Surgeons. Dr. Brennan is a member of the Institute of Medicine of The National Academy of Sciences. He is the recipient of numerous honors, honorary degrees and fellowships for his leadership role in surgery and oncology worldwide. Dr. Brennan serves as a non-executive Director on the Board of QSII (a medical information company) and as a member of its compensation committee. He also serves on the Board of the de Beaumont Foundation, a charitable foundation designed to support public health in the United States and elsewhere.	2005
	Dr. Brennan’s credentials and standing in the medical community worldwide, and the oncology community specifically, along with the leadership roles in which he has served at various esteemed organizations, provides experience and credibility that our Board of Directors believes make him well suited to serve on the Board and as its non-executive Lead Director.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
James A. Cannon Age 72	James (Jim) Cannon has been a director of the Company since its September 2005 acquisition of ZIOPHARM, Inc. and previously served as a Director of ZIOPHARM, Inc. since December 2004. Mr. Cannon is Vice Chairman, Chief Financial Officer and a member of the Board of Directors of BBDO Worldwide. In these capacities, he oversees the financial management of BBDO operations in 77 countries. Jim joined BBDO in 1967, was promoted to Chief Financial Officer of the agency in 1984, and was elected to its Board of Directors one year later. An integral member of the team that formed Omnicom via a unique three-agency merger of BBDO, DDB and Needham Harper & Steers, Jim became Comptroller of the new group (NYSE: OMC) and a member of its Board of Directors in 1986, a position he held through 2002. In 1987, he was appointed Director of Financial Operations of the Omnicom Group, serving in this capacity until early 1989 when he rejoined BBDO Worldwide as Executive Vice President and Chief Financial Officer. His return was concurrent with that of Allen Rosenshine who became Chairman and Chief Executive officer of BBDO after heading Omnicom. Jim was promoted to Vice Chairman of the agency in 1990. Jim is a graduate of Pace University and served in the US Marine Corps.	2005
	Our Board of Directors believes that Mr. Cannon is qualified to serve as a director of the Company based on his financial skills and overall business judgment. In addition, the role played by Mr. Cannon at BBDO, where he oversees the financial management of that company’s international operations, uniquely qualifies him to serve as Chair of the Company’s audit committee.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Senator Wyche Fowler, Jr., J.D. Age 70	Senator Wyche Fowler, Jr. has been a director of the Company since its September 2005 acquisition of ZIOPHARM, Inc. and previously served as a Director of ZIOPHARM, Inc. since December 2004. Senator Fowler served for 16 years in the United States Congress. In the U.S. Senate he served as assistant floor leader, helping mold a bipartisan consensus for major public policy issues. Senator Fowler was a member of the U.S. Senate Appropriations, Budget, Energy and Agriculture Committees. First elected to the U.S. House of Representatives, he was a member of the Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. President Clinton appointed Senator Fowler U.S. Ambassador to the Kingdom of Saudi Arabia from 1996 through 2001. On his return, the FBI awarded him its highest civilian honor, The Jefferson Cup, for his assistance in combating terrorism and for helping solve terrorism crimes against the U.S. military in Saudi Arabia. He was named Lion of Judah by the State of Israel for successfully freeing Soviet Jew Yakov Gluzman. Senator Fowler is now engaged in an international business and law practice, and also serves as Chairman of the Board of the Middle East Institute, a non-profit foundation in Washington, DC. Senator Fowler also serves on the board of directors of Shubert Theaters, the Shubert Foundation, Brandywine Realty Trust and Keryx Biopharmaceuticals, Inc.	2005
	Senator Fowler’s background and experience in the United States Congress, and the leadership qualities exemplified during and since his tenure in Congress, are attributes that the Company believes benefits our overall Board operations. In addition, his international business and law experience qualify him to serve on our Board of Directors.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Randal J. Kirk Age 57	Randal J. Kirk has been a director of the Company since January 2011. Mr. Kirk is the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (previously traded on NASDAQ prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (previously traded on NASDAQ prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, was a member of the board of directors of Howe and Rustling, Inc., a registered investment advisory firm, from December 2001 to October 2006 and was a member of the Board of Directors of Clinical Data, Inc. (previously traded on NASDAQ prior to its acquisition by Forest Laboratories, Inc. in April 2011) from September 2002 to April 2011, and was Chairman of the Board from December 2004 to April 2011. Mr. Kirk currently serves in a number of additional capacities, including as a member of the Board of Directors of Halozyme Therapeutics, Inc. since May 2007; as Chairman of the Board of Directors of Intrexon Corporation since February 2008 and Chief Executive Officer since April 2009; and as Chairman of the Board of Directors of Cyntellect, Inc. since September 2008. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and has served on the Board of Directors of the Radford University Foundation, Inc. since September 1998. He has served on the Board of Visitors of the University of Virginia and Affiliated Schools since July 2009, on the Virginia Advisory Council on Revenue Estimates since July 2006, on the Governor’s Economic Development and Jobs Creation Commission since April 2010, and as a member of the Board of Directors of the Virginia University Research Partnership from July 2007 to November 2010. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.	2011

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
	Mr. Kirk’s extensive experience and record of achievement as an entrepreneur, investor, top executive and board member of numerous leading pharmaceutical and other health care companies qualifies him to serve on our Board of Directors. Although we don’t believe that share ownership qualifies any person to serve as a director of our Company, we also believe that Mr. Kirk’s direct and indirect ownership in the Company (approximately 12.16% beneficial ownership as of the Record Date) aligns his interests with those of our stockholders and drives our Board’s focus on maximizing stockholder value.
Timothy McInerney Age 50	Timothy McInerney has been a director of the Company since its September 2005 acquisition of ZIOPHARM, Inc. and previously served as a Director of ZIOPHARM, Inc. since July 2005. In June of 2007, Mr. McInerney joined Riverbank Capital who specializes in financing for the biotech and specialty pharmaceutical industry as a Partner. From 1992 to March 2007, Mr. McInerney was a Managing Director of Paramount BioCapital, Inc. where he oversaw the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear Sterns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in pharmacy from St. John’s University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems. Mr. McInerney currently serves on the board of directors of Manhattan Pharmaceuticals, Inc. and Insite Vision Incorporated.	2005
	Mr. McInerney’s experiences with investment banking firms that have specialized in forming and raising capital for pharmaceutical development companies makes him uniquely qualified to serve of on the Company’s Board. The Company has benefitted and continues to benefit from the various contacts that Mr. McInerney has in the investment community and his involvement with other biotechnology companies provides valuable context to Board discussions.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Michael Weiser, M.D., Ph.D. Age 48	Dr. Weiser has been a director of the Company since its September 2005 acquisition of ZIOPHARM, Inc. and previously served as a Director of ZIOPHARM, Inc. since its inception in September 2003. Dr. Weiser is currently founder and co-chairman of Actin Biomed, a New York based healthcare investment firm advancing the discovery and development of novel treatments for unmet medical needs. Prior to joining Actin Biomed, Dr. Weiser was the Director of Research at Paramount BioCapital where he was responsible for the scientific, medical and financial evaluation of biomedical technologies and pharmaceutical products under consideration for development. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine. He performed his post-graduate medical training in the Department of Obstetrics and Gynecology at New York University Medical Center. Dr. Weiser also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience at New York University School of Medicine and received his B.A. in Psychology from University of Vermont. Dr. Weiser is a member of The National Medical Honor Society, Alpha Omega Alpha, American Society of Clinical Oncology, American Society of Hematology and Association for Research in Vision and Ophthalmology. In addition, Dr. Weiser has received awards for both academic and professional excellence and is published extensively in both medical and scientific journals. Dr. Weiser currently serves on the board of directors of Chelsea Therapeutics International, Emisphere Technologies, Inc. as well as several privately held companies. Other public companies of which Dr. Weiser has formerly served as a director during the past five years include Hana Biosciences, Inc., Manhattan Pharmaceuticals, Inc. and Vioquest Pharmaceuticals, Inc.	2005
	Dr. Weiser’s medical education and background coupled with his experiences as co-chairman of a healthcare investment firm and former Director of Research for a biotechnology investment banking firm, provide him with a unique background and skill set that have added and continue to add value to our Board. In addition, Dr. Weiser’s service on the boards of directors of various public biotechnology companies and his knowledge of compensation trends also makes him well suited to serve as a member of the Company’s compensation committee.

Mr. Randal J. Kirk, as a designee of Intrexon Corporation has been nominated and recommended for re-election at the annual meeting in accordance with a Stock Purchase Agreement dated January 6, 2011 between the Company and Intrexon Corporation. Pursuant to that agreement, the Company agreed that at each stockholders’ meeting at which directors are to be elected, it will nominate and recommend for election to the Board of Directors an individual designated by Intrexon, provided that the Board of Directors determines that he or she is a suitable candidate. The Company further agreed that if Intrexon’s designee is not elected to the Board of Directors by the Company’s stockholders, then, at Intrexon’s election, such designee will be entitled to attend all Board of Directors and committee meetings as an observer subject to certain conditions and limitations. The Stock Purchase Agreement with Intrexon is described in greater detail in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Commission on March 1, 2011 and is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with Securities and Exchange Commission on January 12, 2011.

EXECUTIVE OFFICERS; DIRECTORS AND EXECUTIVE COMPENSATION

Executive Officers and Directors of the Company

Name and Title	Age	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies
Jonathan Lewis, M.D., Ph.D. Director, Chief Executive Officer	52	See “Election of Directors (Proposal One)” — above.
Richard E. Bagley Director, President, Chief Operating Officer and Chief Financial Officer	67	See “Election of Directors (Proposal One)” — above.
Murray Brennan, M.D., Director	71	See “Election of Directors (Proposal One)” — above.
James A. Cannon, Director	72	See “Election of Directors (Proposal One)” — above.
Senator Wyche Fowler, Jr., J.D., Director	70	See “Election of Directors (Proposal One)” — above.
Randal J. Kirk, Director	57	See “Election of Directors (Proposal One)” — above.
Timothy McInerney, Director	50	See “Election of Directors (Proposal One)” — above.
Michael Weiser, M.D., Ph.D., Director	48	See “Election of Directors (Proposal One)” — above.

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008 by (i) each individual serving as our principal executive officer during the fiscal year ended December 31, 2010; and (ii) up to two of the other most highly compensated individuals who served as an executive officer of the Company as of December 31, 2010 and whose total compensation received from the Company during such fiscal year (other than non-qualified deferred compensation earnings, if any) exceeded $100,000 (collectively, the “named executive officers”).

Name of Principal Position	Year	Salary	Bonus		Restricted Stock Awards(1)		Stock Option Grants(1)		All Other Compensation		Total
Jonathan Lewis, M.D., Ph.D. Chief Executive Officer	2010	$462,000	$170,016	(2)	$—		$502,500	(7)	$114,188	(9)	$1,248,704
	2009	$420,000	$200,000	(3)	$1,045,500	(5)	$384,500	(8)	$77,343	(10)	$2,127,343
	2008	$419,215	$250,000	(4)	$449,500	(6)	$—		$5,169	(11)	$1,123,884

Richard E. Bagley President, Chief Operating Officer and Chief Financial	2010	$347,000	$111,734	(12)	$—		$335,000	(17)	$2,784	(20)	$796,518
	2009	$315,000	$100,000	(13)	$348,500	(15)	$163,500	(18)	$2,880	(21)	$929,880
	2008	$308,750	$27,083	(14)	$41,500	(16)	$93,926	(19)	$—		$471,259

(1)	Amounts listed reflect the aggregate grant date fair value related to stock awards and option awards, as applicable, granted during the fiscal years ended December 31, 2010, 2009 and 2008, respectively, computed in accordance with FASB ASC Topic 718, but net of any estimate for forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, which are contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011.
(2)	Reflects a discretionary year-end bonus of $170,016 for performance during fiscal year 2010.
(3)	Reflects a discretionary year-end bonus of $200,000 for performance during fiscal year 2009.
(4)	Dr. Lewis received a grant of restricted stock in lieu of a cash bonus that he would otherwise have been eligible to receive in respect of work performed in fiscal 2008. See Note 6 below.
(5)	During fiscal 2009, the Company granted Dr. Lewis a total of 450,000 restricted shares of the Company’s common stock as follows: (i) 300,000 shares were granted on September 23, 2009, which shares are subject to transfer and forfeiture restrictions that lapsed on the one-year anniversary of the grant date; and (ii) 150,000 shares were granted on December 31, 2009, which shares are subject to transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date.

(6)	During fiscal 2008, the Company granted Dr. Lewis a total of 250,000 restricted shares of the Company’s common stock as follows: (i) 100,000 shares were granted in connection with Dr. Lewis entering into his current employment agreement on January 8, 2008, which shares were subject to transfer and forfeiture restrictions that lapsed in annual installments over three years commencing on the one-year anniversary of the grant date; and (ii) 150,000 shares were granted on December 3, 2008 in lieu of a year-end cash bonus for fiscal 2008, which shares were subject to transfer and forfeiture restrictions that lapsed on the one-year anniversary of the grant date.
(7)	On December 31, 2010, the Company granted to Dr. Lewis options to purchase 150,000 shares of the Company’s common stock at an exercise price of $4.77, which options vest in annual installments over three years commencing on the one-year anniversary of the grant date.
(8)	On May 13, 2009, the Company granted to Dr. Lewis options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.70, which options vest or vested in four equal installments on each of May 13, 2009, August 13, 2009, November 13, 2009, and February 13, 2010. On December 31, 2009, the Company granted Dr. Lewis options to purchase 150,000 shares of the Company’s common stock at a per share exercise price of $2.85. Such options vested or vest in equal annual installments over three years commencing on the one year anniversary of the grant date.
(9)	Of such amount, (i) $4,011 represents the dollar value of life insurance premiums paid by the Company for the benefit of Dr. Lewis during fiscal 2010, (ii) $68,656 represents taxable perquisites including $5,016 for health club dues, $40,040 for transportation costs and $23,600 of reimbursement for the value of personal property stolen in connection with employment-based travel, and (iii) $41,521 represents “gross up” amounts reimbursed to Dr. Lewis for the payment of taxes on such perquisites.
(10)	Of such amount, (i) $5,492 represents the dollar value of life insurance premiums paid by the Company for the benefit of Dr. Lewis during fiscal 2009, (ii) $47,294 represents taxable perquisites including $5,569 for health club dues, and $41,725 for transportation costs, and (iii) $24,557 represents “gross up” amounts reimbursed to Dr. Lewis for the payment of taxes on such perquisites.
(11)	Amount represents the dollar value of life insurance premiums paid by the Company for the benefit of Dr. Lewis during fiscal 2008.
(12)	Includes a discretionary year-end bonus of $111,734 for performance during fiscal year 2010.
(13)	Includes a discretionary year-end bonus of $100,000 for performance during fiscal year 2009.
(14)	Includes the prorated 2008 portion of a $50,000 annual guaranteed bonus required under Mr. Bagley’s prior employment agreement with the Company for work performed during the period from July 2007 to July 2008. Mr. Bagley received a grant of restricted stock in lieu of a cash bonus that he would otherwise have been eligible to receive in respect of work performed in fiscal 2008. See Note 16 below.
(15)	During fiscal 2009, the Company granted Mr. Bagley a total of 150,000 restricted shares of the Company’s common stock as follows: (i) 100,000 shares were granted on September 23, 2009, which shares were subject to transfer and forfeiture restrictions that lapsed on the one-year anniversary of the grant date; and (ii) 50,000 shares were granted on December 31, 2009, which shares are subject to transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date.
(16)	On December 3, 2008, the Company granted 50,000 shares of the Company’s common stock to Mr. Bagley in lieu of a year-end cash bonus for fiscal 2008, which shares were subject to transfer and forfeiture restrictions that lapsed on the one-year anniversary of the grant date.
(17)	On December 31, 2010, the Company granted Mr. Bagley options to purchase 100,000 shares of the Company’s common stock at a per share exercise price of $4.77, which options vest in annual installments over three years commencing on the one year anniversary of the grant date.
(18)	During fiscal 2009, the Company granted Mr. Bagley options to purchase a total of 150,000 shares of the Company’s common stock as follows: (i) options to purchase 100,000 shares of common stock at a per share exercise price of $0.70 were granted on May 13, 2009, which options vest or vested in four equal installments on each of May 13, 2009, August 13, 2009, November 13, 2009, and February 13, 2010; and (ii) options to purchase 50,000 shares of common stock at a per share exercise price of $2.85 were granted on December 31, 2009, which options vested or vest in equal annual installments over three years commencing on the one-year anniversary of the grant date.
(19)	On June 25, 2008, the Company granted Mr. Bagley options to purchase 60,000 shares of the Company’s common stock at a per share exercise price of $2.14, which options vested or vest in annual installments over three years commencing on the one-year anniversary of the grant date.

(20)	Of such amount, $1,900 represents the dollar value of group term life insurance premiums paid by the Company for the benefit of Mr. Bagley during fiscal 2010, and $884 represents “gross up” amounts reimbursed to Mr. Bagley for the payment of taxes.
(21)	Of such amount, $1,905 represents the dollar value of group term life insurance premiums paid by the Company for the benefit of Mr. Bagley during fiscal 2009, and $975 represents “gross up” amounts reimbursed to Mr. Bagley for the payment of taxes.

Description of Employment Agreements and Related Compensation

Employment Agreement with Jonathan Lewis, M.D., Ph.D.

Dr. Jonathan Lewis has served as the Company’s Chief Executive Officer since the Company’s September 2005 acquisition of ZIOPHARM, Inc., and previously served as Chief Executive Officer of ZIOPHARM, Inc. since January 2004. Effective January 8, 2008, the Company entered into a new three-year employment agreement with Dr. Lewis upon the expiration of his prior employment agreement. On December 28, 2010, the Company extended the term of the current employment agreement with Dr. Lewis for an additional two-year period expiring January 8, 2013.

Base Salary.   Under the agreement, Dr. Lewis received an initial annual base salary of $420,000, subject to increase at the discretion of the Board of Directors based on an annual review. Based on its year-end reviews for fiscal 2009 and 2010, the Board of Directors increased Dr. Lewis’ annual base salary for 2010 and 2011 to $462,000 and $485,100, respectively.

Annual Performance Bonus.   Dr. Lewis is eligible under the employment agreement to receive an annual bonus based on his performance as determined by the Board of Directors. The agreement contemplates that Dr. Lewis and the Company’s compensation committee will agree on certain performance goals for each year. The target amount of the annual performance bonus is a range from $250,000 to $360,000. The actual amount received is based on whether each of the goals have been achieved by the Company, with lesser amounts paid if substantial progress has been made to achieve the goal or it has been abandoned by the Company, and greater amounts paid if expectations are exceeded. Dr. Lewis is also eligible to receive an additional annual discretionary bonus in such amounts determined by the Board of Directors. On December 5, 2008, the employment agreement with Dr. Lewis was amended to provide for a restricted stock grant of 150,000 shares, with restrictions that lapsed in their entirety on December 3, 2009, in lieu of the cash bonus for fiscal year 2008 that Dr. Lewis would otherwise have been eligible to receive. Replacing Dr. Lewis’ cash bonus potential with a restricted stock grant was in accordance with the Company’s efforts to conserve cash. The Company’s other senior management employees also received restricted stock grants in accordance with these efforts. Effective as of December 31, 2009 and 2010, respectively, the Board of Directors’ adopted the compensation committee’s recommendations for 2009 and 2010 end-of-year cash bonuses pursuant to which Dr. Lewis received respective cash bonuses of $200,000 and $170,016.

Equity Incentive Grants.   In connection with his initial entry into the current employment agreement, the Company granted Dr. Lewis an award of restricted stock in the amount of 100,000 shares. The restricted stock award is governed by an agreement that prohibits Dr. Lewis from transferring the restricted shares and provides that the shares will be forfeited without consideration if Dr. Lewis’s employment with the Company is terminated under certain circumstances. See “Severance Provisions” below. The transfer restrictions and forfeiture obligations lapsed in three equal annual installments on January 8, 2009, January 8, 2010 and January 8, 2011. Dr. Lewis is also eligible under his employment agreement to receive additional equity awards as determined by the Board of Directors in its sole discretion from time to time. On May 13, 2009, the Company granted to Dr. Lewis options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.70, which options vested in four equal installments on each of May 13, 2009, August 13, 2009, November 13, 2009, and February 13, 2010. Effective as of December 31, 2009, the Board of Directors adopted the compensation committee’s recommendations for 2009 end-of-year awards of restricted stock and grants of stock options under the Company’s 2003 Stock Option Plan pursuant to which Dr. Lewis was awarded 150,000 shares of the Company’s common stock with transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date and options to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.85, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 31, 2010, the Board of Directors’ adopted the compensation committee’s recommendations for 2010 end-of-year awards of restricted stock and grants of stock options under the Company’s 2003 Stock Option Plan pursuant to which Dr. Lewis was awarded options to purchase 150,000 shares of the Company’s common stock at an exercise price of $4.77, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date.

Expense Reimbursement.   Under his current agreement, Dr. Lewis is eligible for reimbursement of reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses, as well as for medical licensing fees, professional dues and memberships, journal subscriptions and up to $10,000 per year in costs associated with certain corporate consultants retained by Dr. Lewis. In addition, the Company has agreed to reimburse Dr. Lewis for premiums on life insurance policies having aggregate coverage limits of up $800,000 and premiums on disability insurance policies covering Dr. Lewis in amounts up to $20,000 per month.

Severance Provisions.  Dr. Lewis’ employment agreement provides that he will continue to receive his base salary, benefits and a pro-rata portion of his target performance bonus for a period of one year if he is terminated by the Company for a reason other than death, disability or “Cause,” or if Dr. Lewis resigns for “Good Reason,” each as defined in the employment agreement. In connection with any such termination, the pro rata potion of Dr. Lewis’s performance bonus will be based on the number of days Dr. Lewis has been employed by the Company during the year of termination. In the event Dr. Lewis’s employment is terminated without “Cause” prior to and in connection with a “Change in Control,” or within 18 months thereafter, he will continue to receive his base salary and benefits for a period of two years following such termination and will also receive the greater of the amount of his performance bonus for the year of termination or the average of the amounts received as a performance bonus under the new employment agreement or guaranteed bonus under the previous employment agreement for the two years preceding the year of termination. If Dr. Lewis’s employment is terminated as a result of death or disability, Dr. Lewis (or his estate, as applicable) will receive his base salary for a period of one year following the date of termination. Upon occurrence of any of the above termination events, all stock options and restricted stock grants scheduled to vest by the end of the calendar year in which such termination occurs will be accelerated and deemed to vest as of the termination date.

Non-competition and Non-solicitation.   The employment agreement provides that Dr. Lewis will not compete with the Company, or solicit employees, clients or customers of the Company, for twelve months after the termination of his employment with the Company; provided, however, that the Company will be obligated to pay Dr. Lewis his base salary and his performance bonus (based on Dr. Lewis’s average performance bonus received for the prior two years) if the Company desires such non-competition and non-solicitation provisions to have effect following expiration of the employment agreement without renewal.

Employment Agreement with Richard E. Bagley

Mr. Richard E. Bagley has served as the Company’s President, Chief Operating Officer, Chief Financial Officer, and Treasurer since the Company’s September 2005 acquisition of ZIOPHARM, Inc., and previously served as President, Chief Operating Officer, Chief Financial Officer, and Treasurer of ZIOPHARM, Inc. since June 2004. Mr. Bagley’s was initially employed pursued a written three-year employment agreement effective July 1, 2004. In June 2007, the Company entered into an Employment Agreement Extension with Mr. Bagley that extended the term of his employment for an additional one-year period. Effective June 25, 2008, the Company entered into a new employment agreement with Mr. Bagley that provides for a three-year employment term beginning on July 1, 2008.

Base Salary.  From the beginning of fiscal 2008 until the July 1, 2008 effective date of his current employment agreement, Mr. Bagley received an annualized base salary of $275,000. Commencing July 1, 2008, and under the terms of his existing employment agreement, Mr. Bagley is entitled to receive an annual base salary of $315,000, which is subject to increase at the discretion of the Board of Directors based on an annual review. Based on its year-end reviews for fiscal 2009 and 2010, the Board of Directors increased Mr. Bagley’s annual base salary for 2010 and 2011 to $347,000 and $378,230, respectively.

Annual Performance Bonus.   Under his initial employment agreement, Mr. Bagley was entitled to receive a guaranteed annual cash bonus of $50,000. Under his current employment agreement, Mr. Bagley is eligible to receive an annual bonus based on his performance as determined by the Board of Directors. The agreement contemplates that Dr. Lewis and the Company’s compensation committee will agree on certain performance goals for each year. The target amount of the annual performance bonus is $100,000, and the actual amount to be received will be based on the achievement of certain performance goals to be agreed upon by Mr. Bagley and the Board’s compensation committee for each calendar year. The actual amount received is based on whether each of the goals have been achieved by the Company, with lesser amounts paid if substantial progress has been made to achieve the goal or it has been abandoned by the Company, and greater amounts paid if expectations are exceeded. Mr. Bagley is also eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. On December 5, 2008, the employment agreement with Mr. Bagley was amended to provide for a restricted stock grant of 50,000 shares, with restrictions that lapsed on December 3, 2009, in lieu of the cash bonus for fiscal 2008 that Mr. Bagley would otherwise have been eligible to receive. Replacing Mr. Bagley’s cash bonus potential with a restricted stock grant was in accordance with the Company’s efforts to conserve cash. The Company’s other senior management employees also received restricted stock grants in accordance with these efforts. Effective as of December 31, 2009 and 2010, respectively, the Board of Directors adopted the compensation committee’s recommendations for 2009 and 2010 end-of-year cash bonuses pursuant to which Mr. Bagley received respective cash bonuses of $100,000 and $111,734.

Equity Incentive Grants.  In connection with extending the term of his prior employment agreement, the Company granted Mr. Bagley a stock option to purchase 25,000 shares of common stock at a per share exercise price of $4.85 on June 18, 2007. The Company further granted Mr. Bagley a year-end stock option to purchase 75,000 shares of common stock at a per share exercise price of $2.73. Such options vested in annual installments over three years commencing on the one-year anniversary of the date of grant. In connection with entering into the new employment agreement on June 25, 2008, the Company granted Mr. Bagley an award of 60,000 options to purchase the Company’s common stock at a per share exercise price of $2.14, which options vest in three equal annual installments on June 25, 2009, June 25, 2010 and June 25, 2011. As part of a year-end grant of stock awards to certain of the Company’s employees, the Company granted 25,000 shares of the Company’s common stock to Mr. Bagley on December 1, 2008, which shares were subject to transfer and forfeiture restrictions that lapsed on the one-year anniversary of the grant date. On May 13, 2009, the Company granted to Mr. Bagley options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.70, which options vest or vested in four equal installments on each of May 13, 2009, August 13, 2009, November 13, 2009, and February 13, 2010. Effective as of December 31, 2009, the Board of Directors adopted the compensation committee’s recommendations for 2009 end-of-year awards of restricted stock and grants of stock options under the Company’s 2003 Stock Option Plan pursuant to which Mr. Bagley was awarded 50,000 shares of the Company’s common stock with transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date and options to purchase 50,000 shares of the Company’s common stock with an exercise price of $2.85 per share, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 31, 2010, the Board of Directors’ adopted the compensation committee’s recommendations for 2010 end-of-year awards of restricted stock and grants of stock options under the Company’s 2003 Stock Option Plan pursuant to which Mr. Bagley was awarded options to purchase 100,000 shares of the Company’s common stock at an exercise price of $4.77, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date.

Expense Reimbursement.   Under his current agreement, Mr. Bagley is eligible for reimbursement of reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses.

Severance Provisions.  Mr. Bagley’s current employment agreement provides that Mr. Bagley will continue to receive his base salary and benefits for a period of one year if (i) he is terminated by the Company for a reason other than death, disability or “Cause,” as that term defined in the employment agreement, (ii) Mr. Bagley resigns for “Good Reason,” as that term defined in the employment agreement, or

(iii) Mr. Bagley’s employment is terminated without Cause prior to and in connection with a “Change of Control,” as that term is defined in the employment agreement, or within 18 months thereafter. In connection with any such termination, any of Mr. Bagley’s stock options that have vested as of the date of the termination shall remain exercisable for a period of 90 days and any unvested stock options shall be deemed to have expired as of the date of termination. In the event of a Change of Control, Mr. Bagley’s stock options that are scheduled to vest by the end of the calendar year in which the Change of Control occurs shall be accelerated and deemed to have vested as of the date immediately preceding the Change of Control. If Mr. Bagley’s employment is terminated as a result of his death or disability, Mr. Bagley (or his estate, as applicable) will receive his base salary for a period of one year and any accrued but unpaid bonus payments.

Non-competition and Non-solicitation.   The employment agreement provides that Mr. Bagley will not compete with the Company, or solicit employees, clients or customers of the Company, for twelve months after the termination of his employment with the Company; provided, however, that the Company will be obligated to pay Mr. Bagley his base salary if the Company desires such non-competition and non-solicitation provisions to have effect following expiration of the employment agreement without renewal.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the named executives at December 31, 2010:

	Option Grants					Stock Awards
Name	Number of Securities Underlying Unexercised Options No. Exercisable	Number of Securities Underlying Unexercised Options No.		Option Exercise Price	Option Exercise Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested(9)
Jonathan Lewis, M.D., Ph.D.	25,674	—		$0.08	1/7/2014	—		$—
	242,979	—		$0.08	1/26/2014	—		$—
	87,789	—		$4.31	6/8/2015	—		$—
	54,161	—		$4.31	9/13/2015	—		$—
	75,000	—		$5.01	4/25/2016	—		$—
	139,315	—		$5.01	4/25/2016	—		$—
	30,000	—		$6.49	12/13/2016	—		$—
	35,000	—		$4.85	6/18/2017	—		$—
	100,000	—		$2.73	12/12/2017	—		$—
	100,000	—		$0.70	5/13/2019	—		$—
	50,000	100,000	(1)	$2.85	12/31/2019	—		$—
	—	150,000	(2)	$4.77	12/31/2020	—		$—
						33,334	(3)	$155,336
						100,000	(4)	$466,000
Richard E. Bagley	150,668	—		$1.70	7/1/2014
	63,197	—		$4.31	6/8/2015
	27,417	—		$4.31	9/13/2015
	40,000	—		$5.01	4/25/2016
	54,873	—		$5.01	4/25/2016
	20,000	—		$6.49	12/13/2016
	25,000	—		$4.85	6/18/2017
	75,000	—		$2.73	12/12/2017
	40,000	20,000	(5)	$2.14	6/25/2018
	100,000	—		$0.70	5/13/2019
	16,667	33,333	(6)	$2.85	12/31/2019
	—	100,00	(7)	$4.77	12/31/2020
						33,334	(8)	$155,336

(1)	Vests with respect to 50,000 option shares on each of December 31, 2011 and December 31, 2012.
(2)	Vests with respect to 50,000 option shares on each of December 31, 2011, December 31, 2012 and December 31, 2013.
(3)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 33,334 shares on January 8, 2011.
(4)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 50,000 shares on each December 31, 2011 and December 31, 2012.
(5)	Vests with respect to 20,000 option shares on June 25, 2011.
(6)	Vests with respect to 16,667 shares on December 31, 2011, and vests with respect to 16,666 shares on December 31, 2012.
(7)	Vests with respect to 33,333 shares on each of December 31, 2011 and December 31, 2012, and vests with respect to 33,334 shares on December 31, 2013.

(8)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 16,667 shares on December 31, 2011 and vests with respect to 16,666 shares on December 31, 2012.
(9)	Market value calculations based on the Company’s closing stock price of $4.66 on December 31, 2010.

Severance or Change of Control Payments

Depending upon the events surrounding a possible termination of employment with Dr. Lewis or Mr. Bagley, they may continue to receive compensation following such termination and the vesting of Dr. Lewis’s or Mr. Bagley’s stock options may accelerate in whole or in part upon such termination. Arrangements related to post-termination compensation and benefits applicable to Dr. Lewis and Mr. Bagley are discussed above under the headings “Description of Employment Agreements and Related Compensation — Employment Agreement with Jonathan Lewis, M.D., Ph.D.” and “Description of Employment Agreements and Related Compensation — Employment Agreement with Richard E. Bagley.”

Director Compensation

Under the Company’s director compensation policy, which became effective on March 31, 2010, each non-employee director of the Company receives a $40,000 annualized cash retainer and additional annualized payments for service on the committee(s) to which they are assigned, as set forth in the table below:

	Chair	Member
Audit Committee	$15,000	$8,000
Compensation Committee	$10,000	$6,000
Corporate Governance and Nominating Committee	$6,000	$4,000

The non-executive Lead Director also receives further annualized cash compensation of $15,000. All cash retainers are paid on a quarterly basis in arrears to non-employee directors that continue to serve as members of the Board on the last business day of each calendar quarter. In addition, at the end of each calendar year, each non-employee director receives annual equity incentive grants comprised of restricted shares of the Company’s common stock and/or options to purchase shares of the Company’s common stock. These grants vest in their entirety on the one-year anniversary of the date of grant. The number of restricted shares and options comprising each grant will be determined by the Board of Directors prior to the end of each calendar year upon recommendation from the compensation committee. On December 31, 2010, Company’s non-employee directors were each granted options to purchase 30,000 shares of the Company’s common stock in accordance with this policy. In addition, non-employee directors were granted 15,000 shares of restricted stock and options to purchase 15,000 shares of the Company’s common stock. These equity grants were in respect of grants that would have been made had the amended policy been in place on December 31, 2009. Effective upon a director’s initial election to the Board, he or she will receive 25,000 restricted shares of the Company’s common stock and an option to purchase 25,000 shares of the Company’s common stock. The restricted stock will be subject to transfer and forfeiture restrictions that will lapse on the one-year anniversary of the grant date and the stock option will vest in three equal annual installments.

As set forth in its written charter, the compensation committee annually, or more frequently if deemed advisable, reviews director compensation practices and recommends any changes for adoption by the full Board of Directors. As such, the director compensation described above is subject to change at the discretion of the Board of Directors.

The table below summarizes the compensation earned or paid by the Company to its non-employee directors during the fiscal year ended December 31, 2010.

Name	Earned or Paid in Cash		Option Awards(1)	Restricted Stock Awards	All Other Compensation	Total
Jonathan Lewis, M.D., Ph.D.(2)	$—		$—	$—	$—	$—
Richard E. Bagley(2)	$—		$—	$—	$—	$—
Murray Brennan	$81,250	(3)	$154,350	$76,350	$—	$311,950
James A. Cannon	$65,250	(4)	$154,350	$76,350	$—	$295,950
Gary S, Fragin	$32,750	(5)	$53,850	$76,350	$—	$162,950
Wyche Fowler, Jr., J.D.	$62,750	(6)	$154,350	$76,350	$—	$293,450
Timothy McInerney	$55,750	(7)	$154,350	$76,350	$—	$286,450
Michael Weiser, M.D., Ph.D.	$59,750	(8)	$154,350	$76,350	$—	$290,450
George Abercrombie	$37,500	(9)	$94,750	$134,000	$—	$266,250

(1)	Amounts listed reflect the aggregate grant date fair value related to stock awards and option awards, as applicable, granted during the fiscal year ended December 31, 2010, computed in accordance with FASB ASC Topic 718, but net of any estimate for forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, which are contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011.
(2)	Employee directors.
(3)	Includes cash of $8,250 paid in 2010 for fees earned in 2009 and fees totaling $73,000 earned in 2010 for Dr. Brennan’s attendance at director and committee meetings and his service as lead director.
(4)	Includes cash of $8,250 paid in 2010 for fees earned in 2009 and fees totaling $57,000 earned in 2010 for Mr. Cannon’s attendance at director and committee meetings and his service as chairman of the audit committee.
(5)	Includes cash of $5,750 paid in 2010 for fees earned in 2009 and fees totaling $27,000 earned in 2010 for Mr. Fragin’s attendance at director and committee meetings. Mr. Fragin ceased serving as a director of the Company on June 23, 2010.
(6)	Includes cash of $6,750 paid in 2010 for fees earned in 2009 and fees totaling $56,000 earned in 2010 for Mr. Fowler’s attendance at director and committee meetings.
(7)	Includes cash of $6,750 paid in 2010 for fees earned in 2009 and fees totaling $49,000 earned in 2010 for Mr. McInerney’s attendance at director and committee meetings.
(8)	Includes cash of $6,750 paid in 2010 for fees earned in 2009 and fees totaling $53,000 earned in 2010 for Dr. Weiser’s attendance at director and committee meetings.
(9)	Includes fees totaling $37,500 earned in 2010 for Mr. Abercrombie’s attendance at director and committee meetings. Mr. Abercrombie served as a director of the Company from April 5, 2010 until November 8, 2010.

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Two)

Our Board of Directors and management are committed to the quality, integrity and transparency of the financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors has appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of McGladrey & Pullen, LLP is expected to attend this year’s annual meeting and is expected to be available to make statements and respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of McGladrey & Pullen, LLP, the audit committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of McGladrey & Pullen, LLP by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in the Company’s best interests and the best interests of its stockholders.

Changes in Certifying Accountant

On July 21, 2010, the Company was notified that effective July 20, 2010, McGladrey & Pullen, LLP acquired certain assets of Caturano and Company, Inc. (formerly Caturano and Company, P.C.) (“Caturano”), who then served as the Company’s independent registered public accounting firm, and substantially all of the officers and employees of Caturano joined McGladrey & Pullen, LLP. As a result, and effective July 27, 2010, Caturano resigned as the Company’s independent registered public accounting firm and McGladrey & Pullen, LLP was concurrently appointed as its new independent registered public accounting firm. The decision to engage McGladrey & Pullen, LLP was approved by the Company’s audit committee of the board of directors.

The audit reports of Caturano on the financial statements of the Company for the years ending December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified to the uncertainty, audit scope or accounting principles, except that the audit opinion for the year ended December 31, 2009 did contain an explanatory paragraph disclosing that the Company changed the manner in which it accounts for certain warrants effective January 1, 2009.

During the two most recent fiscal years ended December 31, 2009 and 2008, and through the date of Caturano’s resignation, there were: (1) no disagreements between the Company and Caturano on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Caturano would have caused them to make reference thereto in their reports on the Company’s financial statements for such years, and (2) no reportable events within the meaning set for in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years ended December 31, 2009 and through the date of McGladrey & Pullen, LLP’s appointment, the Company did not consult with McGladrey & Pullen, LLP on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and McGladrey & Pullen, LLP did not provide either a written report or oral advice to the Company that McGladrey & Pullen, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with filing a current report on Form 8-K disclosing the change in independent registered public accounting firms, the Company provided Caturano a copy of the disclosures in such report and requested that Caturano furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements therein. A copy of the letter dated July 30, 2010 was filed as Exhibit 16.1 to the current report on Form 8-K filed by the Company on July 30, 2010.

Fees Billed to Company by Its Independent Registered Public Accounting Firm

McGladrey & Pullen, LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010, and Caturano served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009 and through July 20, 2010. The following table presents the collective fees billed by McGladrey & Pullen, LLP and Caturano during such years.

	For the Fiscal Year Ended December 31,
	2010	2009
Audit Fees(1)	$137,388	$159,291
Audit Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees(3)	—	—
Total	$137,388	$159,291

(1)	Represents amounts related to the audit of the Company’s annual financial statements and the review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q.
(2)	Audit-related fees represent amounts reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the Audit Fees category.
(3)	All other fees consist of fees for review of regulatory filings other than quarterly and annual reports.

The audit committee of the Board of Directors has reviewed the services provided by McGladrey & Pullen, LLP during the fiscal year ended December 31, 2010 and the amounts billed for such services. After consideration, the audit committee has determined that the receipt of these fees by McGladrey & Pullen, LLP is compatible with the provision of independent audit services. The audit committee has discussed these services and fees with McGladrey & Pullen, LLP and Company management to determine that they are appropriate under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as under guidelines of the American Institute of Certified Public Accountants.

Pre-Approval Policy

The audit committee charter provides that all audit and non-audit accounting services that are permitted to be performed by the Company’s independent registered public accounting firm under applicable rules and regulations must be pre-approved by the audit committee or by designated independent members of the audit committee, other than with respect to de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002. All services performed by Caturano and Company, P.C. and McGladrey & Pullen, LLP in fiscal 2009 and 2010 have been pre-approved in accordance with the charter.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax, and other services expected to be performed by the independent registered public accounting firm in the following fiscal year is presented to the audit committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the audit committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the audit committee who are independent directors. In the event such authority is so delegated, the full audit committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During fiscal year 2010, the audit committee has functioned in conformance with these procedures.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Three)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We have done this by utilizing elements of compensation that include base salary adjustments, annual cash bonus awards and grants of stock incentives in a manner that we believe rewards executives for achieving or exceeding individual and company-wide performance criteria and ties a significant portion of overall annual compensation to the creation of stockholder value. When reviewing executive compensation policies, the Compensation Committee reviews executive compensation data generated by an independent third party as well as compensation data obtained from other sources. Our compensation practices have evolved over the past several years and the practices applicable to fiscal 2010 are summarized below.

•	Base Salary. Base salary amounts for our named executive officers were initially established in their respective employment agreements. Annual adjustments to base salary have been determined by the Compensation Committee based on a review of individual and/or company performance against pre-determined goals, and in the context of comparative compensation data. Based upon data acquired through multiple sources, the Compensation Committee believes that the base salaries for our executive officers are comparable with executives in other companies of similar size and stage of development operating in our industry.
•	Annual Cash Bonus. Executive officers are eligible to receive target year-end cash bonus payments based on a percentage base salary, 40% for the Chief Executive Officer and 35% for the President, Chief Operating Officer and Chief Financial Officer. In administering the annual cash bonus program, the Compensation Committee, in conjunction with the Company’s annual budget approval process, has established and weighted Company objectives for executive officers that are intended to serve as a guide for the determination of year-end executive cash bonus payments. Historically over the past several years, the Compensation Committee has reviewed executive officer performance against these objectives to arrive at a weighted-average performance achievement percentage ranging from 0% for failure to achieve an objective to 125% for exceeding the objective. The resulting weighted average achievement percentage is then multiplied by the applicable percentage of the executive officers’ base salary to arrive at an amount that serves as a baseline for bonus determination. Throughout the year, the Compensation Committee reviews the objectives and the weights attached to them and makes adjustments that it deems appropriate to reflect changing priorities of the Company from time to time. Although the Compensation Committee has used the baseline bonus amounts as a guide for granting year-end bonuses, ultimate bonus determinations have not been formula-based and the Compensation Committee and the Board of Directors has retained full discretion with respect to the amount of annual cash bonus awarded to each executive officer.
•	Equity Incentive Grants. Our named executive officers are eligible to receive year-end equity compensation grants. Although these grants have taken the form of stock options and/or shares of restricted stock, the year-end 2010 grants consisted only of stock options that vest in equal annual installments over three years. The size of the grant was determined based upon an analysis conducted by the Company’s outside compensation consultant and application of a weighted average performance percentage similar to that utilized in the determination of annual cash bonus, as well as a share ownership analysis for key employees.

Amounts of compensation of our named executive officers for fiscal 2008, 2009 and 2010 is further disclosed in the compensation tables, and the related disclosures contained on pages 8 through 16 of this proxy statement.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of attracting and retaining talented and experienced senior executives to lead the Company successfully in a competitive environment while aligning our executive compensation structure with our stockholders’ interests. As part of its review process, for fiscal year 2011 the Compensation Committee has communicated that it expects to focus more heavily on overall annual stockholder return as an objective upon which the determination of senior executive annual cash bonuses will be based. In prior years, stated objectives have been operations-based and have included progressing clinical trials and related development activities, satisfying financing and other financial goals, and other operating activities that the Compensation Committee and the Board believe will maximize stockholder value over time. We believe that adding an objective tied directly to year-over-year stock appreciation to objectives based on Company operating activities will appropriately align the compensation of our senior executives with both short-term and long-term value to stockholders.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DESCRIBED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Four)

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Three. In particular, we are asking whether the advisory vote should occur every three years, every two years, or every one year.

The optimal frequency of the advisory vote on executive compensation depends on a balancing of the benefits and burdens of more or less frequent votes. Many have expressed a belief that less frequent votes are appropriate as they enable stockholders to focus on a company’s overall compensation program design, as opposed to short-term decisions, and provide sufficient time to evaluate how a company’s compensation programs drive longer-term performance and the creation of longer-term stockholder value. Many also believe that a less frequent voting cycle will give companies sufficient time to respond thoughtfully to stockholder views and to implement any necessary changes to executive compensation programs and allow stockholders to evaluate the results of these changes before the next stockholder advisory vote.

Others believe more frequent stockholder votes are optimal as they provide stockholders with the opportunity to react promptly to emerging trends in compensation and to provide rapid feedback to companies with respect to their views on the effectiveness and appropriateness of their executive compensation programs. This more frequent feedback would provide the boards of directors and compensation committees with the opportunity to evaluate individual compensation decisions each year in light of the stockholder feedback and to better incorporate current stockholder views into companies’ compensation programs.

Our Board believes that the most appropriate outcome at this time is to have an annual stockholder advisory vote on compensation, to best enable the Board and the Compensation Committee to understand and incorporate the views of our stockholder in structuring our executive compensation programs. As time progresses the Board may alter this view, but initially the Board is interested in obtaining more frequent feedback from our stockholders to assist in evaluating and structuring the Company’s compensation programs.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote on this Proposal.

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. As with your vote on Proposal Three above, your vote on this Proposal Four is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. However, our Board and our Compensation Committee value the opinions of our stockholders and we will take our stockholders’ preferences into account in making determinations regarding the frequency of the say-on-pay vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF ONCE
“EVERY YEAR” FOR FUTURE NON-BINDING, ADVISORY STOCKHOLDER VOTES ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

Board of Directors and Committees

Board of Directors

The Company’s Board of Directors is currently comprised of eight directors, each of whom is identified under Proposal One (“Election of Directors”) above. The Board has determined that Dr. Murray Brennan, Mr. James A. Cannon, Senator Wyche Fowler, Jr., Mr. Timothy McInerney and Dr. Michael Weiser are “independent directors,” as such term is defined in the NASDAQ Stock Market’s Marketplace Rule 5605(a)(2). The full Board of Directors held 11 meetings during fiscal year 2010 and took action by written consent on two occasion(s). For purposes of considering certain aspects of a financing transaction completed by the Company in fiscal 2010, the Board of Directors appointed a special financing committee that held one meeting.

The Board of Directors has appointed an independent director, Dr. Murray Brennan, to serve as its non-executive Lead Director. The Board has elected to separate the Lead Director function from that of the Chief Executive Officer, who serves as the Company’s principal executive officer, due to a belief that separating these functions, and empowering an independent director to chair the Board meetings, will result in increased Board oversight of management activities.

The Board of Directors has a standing audit committee, compensation committee and corporate governance and nominating committee. During the 2010 fiscal year, each director attended at least 75% of the meetings of the Board of Directors and the committees on which such director served. Although the Company has no formal policy regarding directors’ attendance at the Company’s annual stockholders meetings, the Company encourages such attendance by members of the Board of Directors. Seven member of the Board of Directors attended the Company’s 2010 annual stockholders meeting.

The current members of the committees are as follows:

	Audit	Compensation	Nominating
Jonathan Lewis, MD, PhD
Richard E. Bagley
Murray Brennan, M.D.★
James A. Cannon
Senator Wyche Fowler, Jr., JD
Randal J. Kirk
Timothy McInerney
Michael Weiser, MD, PhD

★ = Lead Director     = Chair       = Member

Audit Committee of the Board of Directors

The Company maintains a three member audit committee of the Board of Directors. The current members of the audit committee are Mr. James A. Cannon, who serves as the committee’s Chairman, Senator Wyche Fowler, Jr. and Dr. Michael Weiser, MD, PhD. The audit committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.ziopharm.com. As set forth in the charter, the primary responsibility of the audit committee is to oversee the Company’s financial reporting processes and internal control system on behalf of the Board of Directors. In that regard, the audit committee is, among other things, responsible for the appointment, compensation, retention and oversight of the work performed by the independent registered public accounting firm employed by the Company.

Each member of the audit committee is an “independent director,” as such term is defined in the NASDAQ Stock Market’s Marketplace Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The Board of Directors has determined that at least one member of the audit committee, Mr. James A. Cannon, is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Cannon’s relevant experience includes his current service as the Chief Financial Officer of BBDO Worldwide, a position he has held for the past 20 years, and his past service as director of financial operations of the Omnicom Group.

The audit committee held four meetings during fiscal year 2010, during which the audit committee held discussions with financial management and representatives from the independent registered public accounting firm prior to the filing of each quarterly report on Form 10-Q and annual report on Form 10-K with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors

The Company maintains a three member compensation committee of the Board of Directors. The current members of the compensation committee are Dr. Murray Brennan, who serves as the committee’s Chairman, Mr. Randal J. Kirk and Dr. Michael Weiser. The Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on the Company’s website at www.ziopharm.com. The compensation committee reviews the Company’s remuneration policies and practices and makes recommendations to the Board of Directors in connection with all compensation matters affecting the executive officers of the Company.

Each of Drs. Brennan and Weiser is an “independent director,” as such term is defined in the NASDAQ Stock Market’s Marketplace Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Although he is not considered an “independent director” under NASDAQ Marketplace Rule 5605(a)(2), the Board has determined that Mr. Kirk’s service as a member of the compensation committee is appropriate and required by the best interests of the Company and its stockholders based upon his unique and extensive experience and record of achievement as an executive and board and compensation committee member of numerous pharmaceutical and other health care companies. The Board believes that Mr. Kirk’s experience, in combination with his direct and indirect ownership in the Company (approximately 12.16% beneficial ownership as of the Record Date), provides him with a unique perspective from which to develop executive compensation policies that align executives’ interests with those of our stockholders and that focus on maximizing stockholder value. In that regard, the Board appointed Mr. Kirk to the compensation committee pursuant a permitted exception to NASDAQ Marketplace Rule 5605(d), which generally provides that compensation of executive officers be determined, or recommended to the Board for determination, by either a majority of the Board’s “independent directors” in a vote in which only they participate, or by a compensation committee comprised solely of “independent directors.” In accordance with requirements of the exception, Mr. Kirk’s term as a member of the compensation committee will be limited to two years. Mr. Kirk is not considered an “independent director” under NASDAQ Marketplace Rule 5605(a)(2) as a result of his controlling interest in, and his positions as Chairman of the Board of Directors and Chief Executive Officer of Intrexon Corporation, a company with which we have entered into a strategic channel partnership arrangement. We issued 3,636,926 shares of common stock to Intrexon as partial consideration for entering into agreements governing the arrangement in January 2011. Under the arrangement, the Company is using Intrexon technology in connection with the development of two existing synthetic biology product candidates and generally to research, develop and commercialize products, in which DNA is administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer. Our channel partnership arrangement with Intrexon is described in greater detail in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Commission on March 1, 2011 and the agreement governing the arrangement are filed as Exhibits to the Company’s Current Report on Form 8-K filed with Securities and Exchange Commission on January 12, 2011.

The compensation committee held three meetings during fiscal year 2010, took action by written consent on four occasions and met informally on several other occasions.

Compensation Committee Processes and Procedures for the Consideration and Determination of Executive Officer and Director Compensation

Pursuant to the authority granted under its written charter, the compensation committee is responsible for developing programs governing the compensation of executive officers and other members of senior management that support achieving corporate objectives, reviewing and making recommendations to the Board regarding the compensation of employees determined to be named executive officers, approving the compensation of executive officers and members of senior management other than the named executive officers, administering the Company’s equity compensation plans, and reviewing the Company’s Board compensation practices.

In administering the Company’s incentive compensation programs, the compensation committee is charged with, among other things, annually, and in conjunction with the Company’s annual budget approval process, establishing Company objectives for executive officers during the first quarter of each fiscal year and reviewing executive officer performance against such objectives. In doing so, the compensation committee may establish annual incentive compensation programs for executive officers, senior management and other employees that measure performance based on achievement of pre-determined individual and/or corporate objectives. The compensation committee is also responsible for evaluating and approving the compensation of the Company’s senior management other than named executive officers, reviewing executive employment agreements and, where applicable, severance arrangements.

In making compensation recommendations and determinations, the compensation committee has taken into account the compensation levels of executives in similar capacities and industries and has established levels of salary, bonus and equity incentive compensation based in large part on that review. Historically, compensation decisions have been based on size-adjusted data obtained through an independent third-party survey, notably the Radford Biotechnology Survey. This data was compiled and presented along with recommendations to the Board by the Company. Individual discretionary bonus determinations have taken into account an executive officer’s position and level of responsibility, along with the executive’s performance during the previous fiscal year. Awards of equity incentive compensation, which to date have been comprised of stock options and restricted stock, have taken into account the executive officer’s and the Company’s performance during the previous fiscal year and his or her potential to influence the Company’s operations in the future. In 2010, the compensation committee did not base its considerations on any single performance factor, but rather has considered a mix of factors and evaluated the Company’s and the individual’s performance against that mix. In making 2010 year-end compensation determinations and salary adjustments for 2011, the compensation committee also relied on detailed analysis compiled and presented by the compensation committee’s independent outside compensation consultant, Oyster Pond Associates, LLC.

Corporate Governance and Nominating Committee of the Board of Directors

The Company currently maintains a three member corporate governance and nominating committee of the Board of Directors. The current members of the corporate governance and nominating committee are Mr. Timothy McInerney, who serves as the committee’s Chairman, Dr. Murray Brennan and Senator Wyche Fowler, Jr. The corporate governance and nominating committee operates under a written charter adopted by the Board of Directors. A copy of the charter, entitled the First Amended and Restated Corporate Governance and Nominating Committee Charter, is available on the Company’s website at www.ziopharm.com. As set forth in the charter, the primary responsibility of the corporate governance and nominating committee is to consider and make recommendations to the Board of Directors concerning the appropriate size, function and needs of the Board of Directors and its committees. In that regard, the corporate governance and nominating committee is, among other things, responsible for establishing criteria for membership on Board of Directors, recruiting and recommending candidates to fill newly created or vacant positions on the Board of Directors and reviewing any candidates recommended by stockholders. In addition, the corporate governance and nominating committee evaluates and assesses the performance of the Board of Directors as a whole and its committees. During 2009, in furtherance of these responsibilities and the self-evaluation and peer review procedures created by the corporate governance and nominating committee in 2008, each director completed a self-evaluation and peer review, the results of which were then reviewed by the full Board of Directors as part of a discussion regarding overall corporate governance. In 2010, the Chairman of the corporate governance and nominating committee conducted a similar but informal review process.

Each member of the corporate governance and nominating committee is an “independent director,” as such term is defined in the NASDAQ Stock Market’s Marketplace Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The corporate governance and nominating committee held one meeting during fiscal year 2010.

Director Nominations

The corporate governance and nominating committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board of Directors for consideration. There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the corporate governance and nominating committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, general business and industry experience, ability to act on behalf of stockholders, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. Although the corporate governance and nominating committee does not have a policy with regard to the consideration of diversity in identifying director candidates, overall Board diversity of industry background and experience is generally among the factors considered. The corporate governance and nominating committee believes that a Board comprised of directors with diverse skills and experiences relevant to the Company’s industry and operations will result in efficient and competent oversight of the Company’s various core competencies, which include pharmaceutical development, strategic partnering, commercialization activities, regulatory compliance, corporate finance and accounting. As such, the corporate governance and nominating committee gives consideration to the interplay of a director candidate’s experience with that of other members of the Board of Directors and the evolving needs of the Company’s business.

Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability and the corporate governance and nominating committee will consider director candidates recommended by security holders. If the corporate governance and nominating committee approves a candidate for further review following an initial screening, the corporate governance and nominating committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the corporate governance and nominating committee, along with the Company’s Chief Executive Officer. Contemporaneously with the interview process, the corporate governance and nominating committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance and nominating committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The corporate governance and nominating committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to the Company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the Company’s good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the Board of Directors at the Company’s annual stockholders’ meeting may be submitted to the corporate governance and nominating committee by the Company’s stockholders. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the Chairperson of the corporate governance and nominating committee, in care of the Company’s Chief Financial Officer at the Company’s headquarters address, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the corporate governance and nominating committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•	The name and address of the nominating stockholder and of the director candidate;
•	A representation that the nominating stockholder is a holder of record of the Company entitled to vote at the current year’s annual meeting;

•	A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;
•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to become a director of the Company;
•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors; and
•	The consent of each nominee to serve as a director of the Company if so elected.

Each of the individuals nominated for re-election to the Board of Directors pursuant to Proposal One were approved for such nomination by the corporate governance and nominating committee.

Risk Management and Oversight

The Company’s risk management function is overseen by the Company’s President and Chief Financial Officer, who reports directly to the Chief Executive Officer. Material risks are identified and prioritized by management, and prioritized risks are referred to a Board committee or the full Board for oversight. For example, strategic risks are referred to the full Board while financial risks are referred to the audit committee. The Board reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each.

Ability of Stockholders to Communicate with the Company’s Board of Directors

The Company has established means for stockholders and others to communicate with the Board of Directors. If a stockholder wishes to address a matter regarding the Company’s financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chairperson of the audit committee in care of the Chief Financial Officer at the Company’s headquarters address. If the matter relates to the Company’s governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chairperson of the corporate governance and nominating committee in care of the Chief Financial Officer at the Company’s headquarters address. If a stockholder is unsure where to direct a communication, the stockholder may direct it in writing to the Chairperson of the audit committee, or to any one of the independent directors of the Company, in care of the Chief Financial Officer at the Company’s headquarters address. All of these stockholder communications will be forwarded by the Chief Financial Officer to the addressee.

Corporate Governance, Ethics and Business Conduct

Our Board of Directors adopted a Code of Ethics and Business Conduct to be applicable to all officers, directors and employees. The Code of Ethics and Business Conduct is intended to be designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure, and compliance with applicable laws. In addition to provisions that are applicable to officers, directors and employees generally, the Code of Ethics and Business Conduct contains provisions that are specifically applicable to the Company’s Chief Executive Officer and senior financial officer(s). The Code of Ethics and Business Conduct is available on our website at www.ziopharm.com and a copy may be obtained without charge upon written request to the Company’s President at the Company’s headquarters address.

Report of the Audit Committee*

The audit committee has reviewed the Company’s audited financial statements for the last fiscal year, and has discussed them with management and the Company’s independent registered public accounting firm.

Specifically, the audit committee has discussed with its independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting

Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm their independence.

The audit committee, based on the review and discussions described above with management and the Company’s independent registered public accounting firm, has recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

As reported:

James A. Cannon
Wyche Fowler, Jr.
Michael Weiser

*	This report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of April 25, 2011 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the named executives, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the persons listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the persons listed below is 1180 Avenue of the Americas, 19th Floor, New York, NY 10036.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)		Percentage of Common Stock Beneficially Owned (%)
Jonathan Lewis, M.D., Ph.D.	1,419,878	(2)	2.12%
Richard E. Bagley	786,559	(3)	1.18%
Murray Brennan, M.D.	181,279	(4)	*
James A. Cannon	443,779	(4)(5)	*
Senator Wyche Fowler, Jr., J.D.	181,279	(4)	*
Randal J. Kirk	7,998,161	(6)	12.11%
Timothy McInerney	626,923	(7)	*
Michael Weiser, M.D., Ph.D.	318,609	(8)	*
All current executive officers and directors as a group	11,956,467	(9)	17.43%
Intrexon Corporation 20358 Seneca Meadows Parkway Germantown, MD 20876	7,973,161		12.07%
FMR LLC 82 Devonshire Street Boston, MA 02109	7,197,433	(10)	10.90%
QVT Financial GP LLC 1177 Avenue of the Americas, 9th Floor New York, NY 10036	5,528,302	(11)	8.13%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Includes 935,918 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days. Also includes 450 shares indirectly held as custodian for his minor children under the Connecticut Uniform Gift to Minors Act.
(3)	Includes 632,792 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(4)	Includes 113,779 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(5)	Includes 87,500 shares issuable upon the exercise of warrants that are currently exercisable.
(6)	Includes 7,973,161 shares held by Intrexon Corporation. Mr. Kirk, directly and through certain affiliates, has voting and dispositive power over a majority of the outstanding capital stock of Intrexon Corporation. Mr. Kirk disclaims beneficial ownership of the shares held by Intrexon Corporation, except to the extent of any pecuniary interest therein.
(7)	Includes 282,439 shares issuable upon the exercise of warrants and 113,779 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(8)	Includes 53,855 shares issuable upon the exercise of warrants and 113,779 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(9)	Includes 423,824 shares issuable upon the exercise of warrants and 2,141,605 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(10)	Based on the most recent Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 6,875,793 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d is Chairman of FMR LLC. FMR, LLC and Mr. Johnson, through their respective control of Fidelity, and the Fidelity funds each has sole power to dispose of the 6,875,793 shares owned by the Funds. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 12,000 shares as a result of its serving as investment manager of institutional accounts owning such shares. FMR LLC and Mr. Johnson, through their respective control of PGALLC, each has sole dispositive power and sole power to vote or to direct the voting over the 12,000 shares owned by such institutional accounts. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 12,000 shares as a result of its serving as investment manager of institutional accounts owning such shares. FMR LLC and Mr. Johnson, through their respective control of PGATC, each has sole dispositive power and sole power to vote or to direct the voting over the 12,000 shares owned by such institutional accounts.
(11)	Based on the most recent Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011. QVT Financial LP (“QVT Financial”) is the investment manager of QVT Fund LP (the “Fund”) and Quintessence Fund L.P. (“Quintessence”). The shares beneficially owned by QVT Financial include 3,255,538 shares held by the Fund and 337,264 shares held by Quintessence, and also include 1,754,531 and 180,969 shares that are issuable upon the exercise of warrants held by the Fund and Quintessence, respectively, that are currently exercisable or will become exercisable within the next 60 days. QVT Financial GP LLC (“Financial GP”) is the general partner of QVT Financial. QVT Associates GP LLC, as general partner of the Fund and Quintessence, along with Financial GP and QVT Financial, may be deemed to beneficially own and have shared power to vote and dispose of the securities held by the Fund and Quintessence. The warrants to purchase shares held by the Fund and Quintessence contain “blocker” provisions that limits their ability exercise such warrants to the extent that such exercise would cause the stockholder’s and certain related parties’ beneficial ownership in the Company to exceed 9.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company did not enter into any related party transactions required to be disclosed pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K (including transactions between the Company and its officers and directors, or affiliates of such officers or directors) during fiscal 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of the Forms 3, 4 and 5 (and amendments thereto) that we received with respect to transactions occurring during fiscal 2010, we believe that the Company’s officers, directors and greater-than-ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except as listed in the table below.

Name of Filer	Description of Transaction	Transaction Date	Filing Date
Timothy McInerney	Acquired a warrant to purchase shares of the Company’s common stock upon distribution of a warrant previously held by Mr. McInerney’s employer	April 14, 2010	April 19, 2010

PROPOSALS OF STOCKHOLDERS

Any stockholder who desires to submit a proposal for action by the stockholders at the next annual stockholders’ meeting, which is the 2012 annual meeting following the Company’s 2011 fiscal year, must submit that proposal in writing to the Chief Financial Officer of the Company at the Company’s corporate headquarters by January 3, 2012 to have the proposal included in the Company’s proxy statement for that meeting. Due to the complexity of the respective rights of the stockholders and the Company in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted to the Company by certified mail, return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY/UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4 promulgated under the Securities Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

With respect to the Company’s next annual stockholders’ meeting, the 2012 annual meeting, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by March 18, 2012, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION

The Company will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by special letter, or via the Internet.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
ZIOPHARM Oncology, Inc.
Richard E. Bagley, President, Chief Operating Officer and Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF

ZIOPHARM ONCOLOGY, INC.

June 22, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14373

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830304000000000000 0 062211

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3, AND "FOR" 1 YEAR ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect eight directors for a term of one year.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jonathan Lewis
- ○ Richard E. Bagley
- ○ Murray Brennan
- ○ James A. Cannon
- ○ Wyche Fowler, Jr.
- ○ Randal J. Kirk
- ○ Timothy McInerney
- ○ Michael Weiser

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of McGladley & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal 2011.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Proposal to approve, on an advisory basis, the company's executive compensation.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. Proposal to approve, on an advisory basis, the frequency with which the company will hold an advisory vote on executive compensation.	☐	☐	☐	☐

5. Upon such other business as may properly come before the meeting or any adjournments thereof.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted **FOR** the election of all nominees for director; **FOR** proposals 2 and 3; and **FOR** "1 year" on proposal 4.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.